Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2006, accompanying the consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005 in the Annual Report of Sun Hydraulics Corporation on Form 10-K for the year ended December 29, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sun Hydraulics Corporation on Form S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999 File No. 333-62816, effective June 12, 2001, File No. 333-66008, effective July 27, 2001, File No. 333-119367, effective September 29, 2004 and File No. 333-1241714, effective April 19, 2005).

/s/ GRANT THORNTON LLP

Tampa, Florida
March 11, 2008

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